UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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THE PANTRY, INC.
(Name of Registrant as Specified in Its Charter)

JCP INVESTMENT PARTNERSHIP, LP
JCP DRAWDOWN PARTNERSHIP, LP
JCP INVESTMENT PARTNERS, LP
JCP INVESTMENT HOLDINGS, LLC
JCP INVESTMENT MANAGEMENT, LLC
JAMES C. PAPPAS
LONE STAR VALUE INVESTORS, LP
LONE STAR VALUE INVESTORS GP, LLC
LONE STAR VALUE MANAGEMENT, LLC
JEFFREY E. EBERWEIN
TODD E. DIENER
JOSHUA E. SCHECHTER

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JCP Investment Management, LLC and Lone Star Value Management, LLC, together with the other participants named herein (collectively, “Concerned Pantry Shareholders” or “CPS”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of CPS’s slate of three highly-qualified director nominees to the Board of Directors of The Pantry, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

Item 1: On February 25, 2014, CPS issued the following press release:

Concerned Pantry Shareholders (CPS) Delivers Open Letter to Shareholders

Highlights Prolonged Underperformance, Negative Total Shareholder Return and Poor Capital Allocation

Stresses Need for Board Improvement to Position The Pantry for Turnaround Through Operational Optimization, Real Estate Monetization and Prudent Capital Allocation at Reasonable Debt Levels

Urges All Shareholders to Support Needed Change and Vote the GOLD Proxy Card Today to Elect Nominees Todd Diener, James Pappas and Joshua Schechter at Upcoming Annual Meeting

HOUSTON, Feb. 25, 2014 -- Concerned Pantry Shareholders ("CPS," or "we"), a group led by JCP Investment Management, LLC and Lone Star Value Management, LLC, together a significant shareholder of The Pantry, Inc. ("The Pantry" or the "Company") (NASDAQ: PTRY), announced today that it has sent a letter to the shareholders of The Pantry.  The letter highlights the prolonged underperformance at The Pantry and the critical need for significant change in the Company's Board of Directors (the "Board").  CPS is urging shareholders to elect its three highly-qualified and independent nominees, Todd Diener, James Pappas and Joshua Schechter, to serve on the Board at the upcoming 2014 Annual Meeting.

The full text of the letter follows below:

February 25, 2014

Dear Fellow Pantry Shareholders:

Our Interests Are Directly Aligned with ALL The Pantry Stockholders

Vote the GOLD Proxy Card to Significantly Improve The Pantry's Board

Concerned Pantry Shareholders ("CPS"), a group led by JCP Investment Management, LLC and Lone Star Value Management, LLC, together a significant shareholder of The Pantry, Inc. (the "The Pantry" or the "Company"), is dedicated to maximizing shareholder value and enhancing corporate governance at The Pantry by seeking to improve the composition of its board of directors (the "Board").

Over the last 10 years, The Pantry's stock price has declined by 36%, debt levels have soared, and Board fees have totaled more than $8.5 million.  In addition, The Pantry compares very poorly to its peers with its stock price underperforming its direct competitors by 474% in total shareholder returns and its debt levels double those of its competitors (4.4x versus 2.2x debt to EBITDA).

We, the shareholders of The Pantry, deserve change.  We are seeking to replace the Chairman of the Board, Ed Holman (9 years on the Board), the Chairman of the Corporate Governance and Nominating Committee, Tom Murnane (12 years on the Board) and the Chairman of the Compensation Committee, Robert Bernstock (9 years on the Board), who have overseen this destruction of value while collectively receiving more than $3.9 million in director compensation in the last 6 years.  We have nominated three highly-qualified director candidates, Todd Diener, James Pappas and Joshua Schechter, who have the right experience, track records and plan to turn around performance at The Pantry.

We encourage you to read our detailed investor presentation available here http://www.sec.gov/Archives/edgar/data/915862/000092189514000386/ex1todfan14a08569009_021914.pdf .

THE FACTS:

Under the stewardship of Chairman Ed Holman, Tom Murnane and Robert Bernstock, The Pantry has seen:

•	10 years of significant NEGATIVE Total Stockholder Return (TSR).

•	10 years of high growth spending ($1.9 billion in acquisitions and capital expenditures) which has produced NEGATIVE value.

•
High management turnover at all levels including: 4 CEOs in 5 years, complete turnover in the senior ranks twice and a continuing senior management exodus with the SVP of Operations having resigned in February 2014.

•
Disturbingly high levels of debt and lease obligations with this Board having overseen increased debt load from $500 million to over $900 million in the last 10 years. The Pantry has 4.4x debt / FY 2014E EBITDA while its peers have 2.2x debt / FY 2014E EBITDA or less.

•
Abysmal operating performance relative to direct competitors and on an absolute basis. Adjusted EBITDA has declined from $280 million in FY 2009 to $202 million in FY 2013 despite the massive amount of investment spending.

•
Minimal Quick Service Restaurant (QSR) roll out while competitors have thrived with the QSR portion of their business, in 11 years The Pantry has increased its QSR count by a paltry 28 restaurants in their 1,568 locations and continues to lack meaningful restaurant experience on the Board.

•
Poor Corporate Governance with average Board tenure of +7 years and current directors who are NET SELLERS of stock since 2010.  During the last 6 years directors have been paid an aggregate of $8.5 million in compensation.

OUR PLAN:

•
Reassess Capital Expenditure Spend to focus on Return on Invested Capital (ROIC) and pay down excessive leverage. The Company has failed to produce any return to shareholders after 10 years of spending $1.9 billion in capital (capital expenditures plus acquisitions).

•	Explore Real Estate Monetization in order to continue to deleverage the balance sheet through a (1) full sale, (2) partial sale or (3) MLP or REIT formation.

•	Strengthen Store Base by repositioning or selling 300 – 500 stores in weak or non-growth markets and focusing on great performing stores in core markets.

•	Implement a Successful QSR Plan by tapping into our Nominees' strong QSR restaurant expertise and operational experience.

•
Enhance Corporate Governance through direct shareholder representation on the Board, decreased Board pay, provisions that allow shareholders to act by written consent and to call special meetings, and a stop to any further shareholder dilution (share count is up almost 30% since 2002).

•	Delever the Balance Sheet by slowing capital expenditures, increasing focus on ROIC (increasing EBITDA) and paying down debt with reasonable free cash flow.

THE FACTS:

The Pantry's Total Stockholder Return (TSR) over the past 10 years has been NEGATIVE

Most of the current directors have presided over prolonged underperformance and must be held accountable for this massive destruction of value.  The three incumbents CPS is seeking to replace have served on the Board the longest and in critical leadership positions as Chairmen of the Board, the Nominating and Compensation Committees.

	Share Price Performance (1)
	1-Year	3-Year	5-Year	10-Year

S&P 500	19%	36%	116%	57%
Russell 3000	21%	38%	127%	66%
MSCI ACWI: Food & Staples Retailing	9%	28%	69%	62%

2012 The Pantry Proxy Group(2)	16%	96%	299%	282%
2013 The Pantry Proxy Group(3)	22%	88%	226%	163%

ISS Group (4)	21%	61%	583%	244%
Most Similar Competitors(5)	40%	193%	396%	438%

The Pantry, Inc (PTRY)	9%	-12%	-20%	-36%

Underperformance vs. S&P500	-10%	-48%	-136%	-93%
Underperformance vs. Most Similar Competitors	-31%	-205%	-416%	-474%

Source:  Bloomberg
1. Performance as of 2/11/14  Dividends not reinvested.
2. 2012 The Pantry Proxy Group consists of companies used in the Company's proxy statement
3. 2013 The Pantry Proxy Group consists of companies used in the Company's proxy statement
4. ISS Group includes ABG, DDS, ODP, SAH, TA, BKS, GME, ANDE, UNFI, GPI.
5. Includes ATD/B, CASY, SUSS.  10 Year share price performance excludes SUSS as information is not available for that time period

Regardless of the metrics used, for the last 10 years the Company has underperformed its peers, the peer group the Company itself has identified in its public filings, the S&P 500, the peer group used by Institutional Shareholder Services (ISS), the Russell 3000 Index and the MSCI Food & Staples Retailing group.  Our Nominees have the financial expertise to help orchestrate a turnaround at The Pantry and have interests that are fully aligned with all shareholders.

Capital allocation has been abysmal

The Pantry has spent an astounding $1.9 billion in the last 10 years on acquisitions and capital expenditures with little to show for it.  Our Nominees will focus on ROIC in any capital outlays to stop the value destruction from poorly conceived capital allocations.

Year	Total Capital Expenditures	Acquisition Related	Total Capex + Acquisitions	EBITDA
2004	51,916	185,607	237,523	173,200
2005	73,387	103,068	176,455	215,700
2006	96,826	126,791	223,617	279,000
2007	146,390	395,809	542,199	215,500
2008	109,496	14,696	124,192	250,400
2009	122,656	48,768	171,424	281,300
2010	101,127	10	101,137	237,600
2011	100,726	47,564	148,290	231,700
2012	69,261	0	69,261	210,100
2013	88,069	1,723	89,792	202,400

Total	959,854	924,036	1,883,890

4 CEOs in 5 years

The Pantry has a history of high senior management turnover which has led to lack of continuity in The Pantry's strategic direction and execution.  Most recently, on February 3, 2014, P. Joseph Venezia, Senior Vice President, Operations, resigned effective February 14, 2014 to pursue another career opportunity.  Mr. Venezia was an integral part of the team and one of the most senior operations executives under CEO, Dennis Hatchell.  Continued high management turnover demonstrates that this Board has not found a solution to the problem with revolving senior management.

•	2002 – Thomas Murnane joins the Board

•	2005 – Ed Holman and Robert Bernstock join the Board

•	2009 – Ed Holman becomes Chairman of the Board

•	2009 – CEO Peter Sodini steps down

•	2009 – CEO Terry Marks joins The Pantry from Coca Cola

•	New head of marketing

•	New CFO

•	New CIO

•	New Human Resources Director

•	2011 – CEO Terry Marks resigns to run Hooters

•	2011 – Chairman Ed Holman is named Interim CEO

•	2012 – 2013 – Dennis Hatchell appointed CEO in 2012

•	CFO resigns

•	COO resigns

•	CIO resigns

•	Head of Marketing resigns to join Terry Marks at Hooters

•	Feb 2014 - Senior Vice President of Operations resigns

We are further concerned there are significant internal issues with executive turnover at the lower ranks, such as store managers, district managers and area managers.

Our Nominees have significant executive experience as CEOs, Chairmen and directors, cultivating executives and building management teams to ensure continuity and proper execution.

High Debt Levels

The Board has overseen approximately $900 million in acquisition-related capital expenditures in the last 10 years and in the process has leveraged the Company twice as much as its competitors who have prudently managed their debt levels.  We believe this excessive leverage and imprudent capital allocation have caused significant value destruction.

	PTRY	SUSS	CASY	ATD/B
Total Debt (incl Cap Leases) / FY 2014E EBITDA	4.4x	2.2x	2.1x	1.9x

10 Year TSR	-36%	400%	292%	584%

Note: Susser is 5 Year TSR since it IPO'd in 2006.

Our Nominees support prudent debt levels and will focus on initiatives to help repay a meaningful portion of The Pantry's excessive debt and to ensure that capital is intelligently used for capital allocations with high expected risk-adjusted returns.

Operating Performance has been abysmal

The Pantry's direct competitors have thrived over the last several years even as The Pantry has continued to significantly underperform. Susser Holdings Corporation ("Susser") has increased EBITDA by +277%, Casey's General Stores, Inc. ("Casey's") has increased EBITDA by +178% and Alimentation Couche-Tard Inc. ("Couche-Tard") has increased EBITDA by more than +495%.

EBITDA

Year	PTRY	SUSS	CASY	ATD/B
FY 2004	$173	$47	$116	$234

FY 2013	202	177	322	1,390

10 Year Cumulative Growth	17%	277%	178%	495%

Source: SEC Filings.
Note: Susser is at FY 2006 IPO and FY 2013 is Sept LTM.

Competitors have also produced significant increases in TSR over the past 10 years while The Pantry's TSR is NEGATIVE.

	1-Year	3-Year	5-Year	10-Year
Alimentation Couche-Tard, Inc (ATD/B)	58%	225%	569%	584%
Casey's General Stores, Inc (CASY)	23%	57%	218%	292%
Susser Holdings Corporation (SUSS)	39%	297%	400%	N/	A

Most Similar Competitors	40%	193%	396%	438%

S&P 500	19%	36%	116%	57%

The Pantry, Inc (PTRY)	9%	-12%	-20%	-36%

Note:  CST and MUSA do not have sufficient long-term data and does not include dividends reinvested.
Source:  Bloomberg as of February 11, 2014.

Poor Corporate Governance

We are further concerned with poor corporate governance practices at The Pantry. Since the beginning of 2010, The Pantry's directors are net sellers of the Company's stock having cumulatively sold 22,096 shares of common stock in the open market and purchased only 2,535 shares, based on the Company's public filings.  The current Board, excluding the two directors who have announced their intention not to stand for reelection at the 2014 Annual Meeting, collectively directly owns less than 1% of the outstanding stock of the Company, excluding stock and option awards.  In our view, it comes as no surprise that with such minimal investment in the Company, the members of the current Board do not think like owners when it comes to the significant outlays of shareholder wealth under their stewardship.

The Board has also failed to seek proactive change in its composition and introduce fresh perspective in the boardroom with average incumbent tenure of +7 years on the Board.  The Board has also failed to add any meaningful restaurant experience at the Board level or the fuel experience it now claims it so needed on the Board.

Lastly, the ability of shareholders to seek effective change at The Pantry is severely limited as  shareholders are prohibited from calling special meetings, cannot act by written consent without advance approval by the Board and can amend shareholder-unfriendly provisions in the Company's organizational documents only by a prohibitively high supermajority vote.

Our Nominees will work to improve corporate governance at The Pantry and ensure that the interests of directors are closely aligned with stockholders.

SETTING THE RECORD STRAIGHT

The Pantry claims:  "Attracted leading talent to The Pantry to further strengthen our operational management"

Facts:  The Pantry has seen chronic high turnover at the senior executive level in recent years.  Most recently, Joe Venezia resigned in February 2014 and this is The Pantry's second attempt to bring on a new management team.

The Pantry claims:  "Increased same-store sales through an enhanced merchandise mix and effectiveness"

Facts:

•	Same-Store Sales(SSS) are awful compared to peers in FY 2013:

•	Casey's SSS increased by 6.4%

•	Susser's SSS increased by 3.3%

•	Couche-Tard's SSS increased by 1.0% in the U.S. and 2.0% in Canada

•	The Pantry merchandise sales increased by only 0.9%. QSR SSS were negative 2.8%.

•
NACS (North American Convenience Store) study from 2010 confirms that "inside sales" have grown every year since 1980 from $25 billion to nearly $190 billion. The Pantry would have had to achieve SSS increases just to be average.

The Pantry claims:  "Invested in technology to support pricing optimization"

Facts:  The Pantry indicated it began this program in early 2012 and fuel volumes have continued to decline since then.

The Pantry claims:  "Prudently managed expenses and reduced debt"

Facts:

•	The Pantry provided forward expense guidance on December 10, 2013 that was revised upward only 60 days later, on January 30, 2014, to provide increased expense guidance

•	The Pantry carries excessive debt at 4.4x Debt / FY 2014E EBITDA which is significant leverage for the Company and double that of its peers

•
The Board has failed to conservatively manage debt and representatives of The Pantry were unaware of potential breach of covenants under The Pantry's existing debt arrangements until brought up by CPS and only then took corrective action to avoid breach of covenants under the Company's debt arrangement

The Pantry claims: "Significant store remodeling program, enhanced proprietary foodservice and added quick-service restaurants in existing stores"

Facts:

•	The Pantry has no coherent strategy, in our view, in building a QSR program as evidenced by negative SSS in FY 2013 for its QSR program

•	FY 2002 QSR Stores: 194

•	FY 2013 QSR Stores: 222

•	In 11 years, the Company built a total of only 28 stores
o	Since January 2012, The Pantry has tried three different concepts: Noble Romans, Taco Del Mar and Little Caesars and is yet to communicate to shareholders a strategic plan

•	Competitors like Casey's and Susser have been successfully building QSRs in hundreds of their stores over the last 10 years

The Pantry claims: "Utilized new store opportunities and acquisitions to accelerate growth and strengthen The Pantry's competitive position in key markets."

Facts:

•	Ed Holman, Tom Murnane and Robert Bernstock and the rest of the Board oversaw $1.9 billion spent on acquisitions and capital expenditures that failed to produce returns

•	The Pantry's acquisitions over the last 10 years have not increased the Company's cash flow

•	Three new stores does not reposition a 1,500-store chain

•	The Company's competitive position is being encroached by Sheetz Inc., Wawa Inc. and QuikTrip Corporation

The Pantry claims: "Your Board and management team collectively beneficially own 4.7% of the Company's stock, ensuring that our interests are aligned with those of all stockholders."

•
Ed Holman, Tom Murnane and Robert Bernstock have received a combined $3,948,128 in cash, stock compensation and options over the last 7 years while stockholders have lost more than 15% in the last 5 years

•	Since 2004, the Board has only purchased in the open market 40,165 shares, per Bloomberg. This is a far cry from 4.7% ownership.

The Pantry claims: "We require CEO background"

Facts:

•	The Pantry's two most recent Board additions, Terry McElroy and Kathleen Guion, have NO CEO experience.

•	In contrast:

o	Todd Diener is the former President of Chili's where he managed more than $2.0 billion in revenues and achieved growth from under 100 stores to nearly 1,500 stores

o	James Pappas is CEO and founder of JCP Investment Management, LLC a Houston, TX based investment firm

o	James Pappas is Chairman of the Board of Morgan's Foods, Inc. (Ticker: MRFD), a quick service restaurant company with brands such as Taco Bell, KFC and Pizza Hutt

The Pantry claims: "We require fuel background"

Facts:

•	In 10 years The Pantry has had NO fuel experience at the Board level

•
The Pantry's Board has nominated for election this year Tad Dickson, who has no fuel experience and instead has background in grocery store operations.  This addition reinforces our belief that The Pantry's Board thinks like a grocery store when it should think like a restaurant

•	The Pantry had never indicated that fuel experience was needed on the Board until after they received a nomination notice from CPS laying out the experience and qualifications of our Nominees

•	Tom Murnane has served as Chairman of the Nominating Committee for 9 years, yet he has failed to address this issue or the lack of QSR or restaurant experience on the Board

•
The Board has no QSR or restaurant experience.  In contrast, Todd Diener and James Pappas both have significant QSR and restaurant experience and Josh Schechter has significant specialty retail experience

•	Casey's has increased EBITDA more than 50% in the last 10 years without fuel experience at the Board level

OUR PLAN:

If elected to the Board our Nominees will represent a minority on the Board and will seek to work constructively with the other members of the Board to unlock value through the following initiatives:

Reassess Capital Expenditure Spend to focus on Return on Invested Capital (ROIC) and pay down significant portion of the Company's excessive leverage. The Company has failed to produce any return to shareholders after 10 years of spending $1.9 billion on acquisitions and capital allocation. More prudent and disciplined approach to capital allocation is critical.

Explore Real Estate Monetization in order to unlock value and deleverage the balance sheet through a (1) full sale, (2) partial sale or (3) MLP or REIT formation. Based on preliminary discussions with a REIT and real estate advisor and our independent analysis, we believe the value of The Pantry's owned real estate is approximately $500 million.  The Pantry is currently struggling under a significant amount of debt and we believe with the right real estate monetization plan, The Pantry could unlock the significant value of its real estate assets and properly recapitalize the Company.

Restructure Store Base by repositioning or selling 300 – 500 stores in weak or non-growth markets and strengthening its store base by focusing resources and energy on well performing stores in core markets.  Based on our discussions with industry experts and our independent analysis, we believe that at least 300 – 500 stores are underperforming and do not merit further capital expenditures and human resource outlays.  This is an opportunity to monetize these stores and reallocate the proceeds to investments with better return.

Implement a Better QSR Plan by utilizing our Nominees' strong restaurant operational experience and background. The Pantry has struggled over the last 10 years, having recently gone through 3 concepts in the last 2 years.  Susser and Casey's have created their own concepts, including Laredo Taco and Casey's Pizza, which have had tremendous success.

Unfortunately, The Pantry appears to lack the "know-how" to drive success through fully-developed QSR program.  Building a proprietary restaurant concept that can compete against strong competition has been made even more difficult by recent resignations in key marketing and operations positions, such as the resignation in January of 2013 of John Fisher, Senior Vice President of Merchandising, Marketing and Restaurant Operations and the resignation in February of 2014 of Joe Venezia, SVP of Operations.

Our Nominees have significant experience in QSR, restaurant and specialty retail operations and can bring this relevant experience to The Pantry to help design and implement a sound plan for growth in QSR segment which will generate high returns on capital deployed.

Enhance Corporate Governance by increasing shareholder representation on the Board, decreasing Board pay, and taking the appropriate actions to allow shareholders to act by written consent and to call special shareholder meetings.  The current Board has overseen significant dilution to shareholders.  The number of shares outstanding has increased from approximately 18.1 million in 2002 to approximately 23.5 million shares in 2013, a staggering 30% increase.  This dilution has been particularly painful for shareholders given the negative shareholder returns and significant increases in Board compensation over the same period.

Delever the Balance Sheet through slowing capital expenditures, increasing focus on Return on Invested Capital (increasing EBITDA) and pay down debt with reasonable free cash flow.

Creating value for all shareholders includes increasing EBITDA and decreasing the debt on the balance sheet.  Our Nominees are dedicated to properly utilizing cash flows to shrink debt and drive strong returns on capital.  Our Nominees have been closely involved with restructuring several companies with high leverage and believe there is opportunity to do the same at The Pantry.

OUR NOMINEES:

As we set out to identify the best qualified candidates to serve on The Pantry's Board and those most likely to successfully oversee a turnaround, we asked ourselves what critical skills are sorely lacking on the current Board.  We determined that the key criteria should be as follows:

•	directly relevant experience and knowledge of QSR and Restaurant business

•	financial expertise

•	a strong track record of prior success

•	true independence from the Company's management and Board and direct investment in The Pantry that secures close alignment with the interests of all stockholders

The result was these three independent and experienced candidates with proven track record of unlocking value for stockholders:

Todd E. Diener -- Former executive officer of Brinker International, Inc. ("Brinker") where he most recently served as the President of Chili's Grill & Bar ("Chili's") and On the Border restaurants.  During this time, Chili's was one of the largest casual dining restaurant chains in the world with more than 1,200 locations in the United States and 200 international locations in 28 countries.  In his role as President of Chili's, Mr. Diener led all aspects of the brand, including finance, P&L, marketing, operations, real estate, human resources and franchising.  Prior to his role as President of Chili's and On the Border, Mr. Diener served in the roles of Executive Vice President and Chief Operating Officer of Brinker, where he was responsible for more than 1,500 restaurants. Mr. Diener oversaw company-owned and franchised operations for On the Border, Macaroni Grill, Maggiano's and Corner Bakery Cafe restaurants in the United States and 24 other countries. Mr. Diener's over 28 years of experience in a senior capacity at Chili's provide him with deep strategic and operational expertise in exploring ways to improve financial performance and maximize returns of a public retail company.

James C. Pappas -- Managing Member of JCP Investment Management, LLC and sole member of JCP Investment Holdings, LLC.  Mr. Pappas is the Chairman of the Board and Chairman of the Compensation and Leadership Committee of Morgan's Foods (OTC:MRFD), a public company that operates through wholly-owned subsidiaries KFC restaurants under franchises from KFC Corporation, Taco Bell restaurants under franchises from Taco Bell Corporation and Pizza Hut Express restaurants under licenses from Pizza Hut Corporation.  Previously, Mr. Pappas was with the Investment Banking / Leveraged Finance Division of Goldman Sachs Group, Inc. where he advised private equity groups and corporations on appropriate leveraged buyout, recapitalization and refinancing alternatives, and prior to that with Banc of America Securities, where he focused on Consumer and Retail Investment Banking, providing advice on a wide range of transactions including mergers and acquisitions, financings, restructurings and buyside engagements.  As the Chairman of the Board of Morgan's Foods, Mr. Pappas has deep understanding of the retail operations and effective oversight of a public company. Mr. Pappas also has significant experience in the valuation and management of investment securities, investment banking and corporate finance that give him unique ability to identify opportunities to unlock shareholder value.

Joshua E. Schechter -- Director of Aderans Co., Ltd., a multi-national company engaged in hair-related business, and Executive Chairman of Aderans America Holdings, Inc. Mr. Schechter is a former Managing Director of Steel Partners Ltd., a privately owned hedge fund sponsor and co-President of Steel Partners Japan Asset Management, LP, a private company offering investment services. Mr. Schechter served on the Board of Directors of WHX Corporation (n/k/a Handy & Harman Ltd.) , a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves and the Board of Directors of Puroflow, Inc. (n/k/a Argan, Inc.), a provider of a full range of power industry and telecommunications infrastructure services. Mr. Schechter's diverse experience in a variety of industries, including as a director of public companies creates a deep understanding of the productive avenues to enhance shareholder value and effectively oversee the Company.

________________________

We have grown impatient with the years of inaction and strategic mistakes made by the Board. Now it is up to The Pantry's shareholders to choose the best individuals to lead the Company forward.  We ask that each of you review the qualifications of the two respective slates of director nominees and determine for yourself who you believe is most qualified to represent your interests on the Board of The Pantry and grow shareholder value.  As a significant shareholder of The Pantry, we believe the choice is clear.

VOTE FOR CHANGE AND IMPROVEMENT AT THE PANTRY

PLEASE SIGN, DATE, AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

We look forward to your support at the 2014 Annual Meeting.

Best Regards,

Concerned Pantry Shareholders

If you have any questions, or require assistance with your vote, please contact InvestorCom, Inc. toll- free at 877-972-0090 or email: info@investor-com.com.

About JCP Investment Management:

JCP Investment Management, LLC is an investment firm headquartered in Houston, TX that engages in value-based investing across the capital structure.  JCP follows an opportunistic approach to investing across different equity, credit and distressed securities largely in North America.

About Lone Star Value Management:

Lone Star Value Management, LLC ("Lone Star Value") is an investment firm that invests in undervalued securities and engages with its portfolio companies in a constructive way to help maximize value for all shareholders.  Lone Star Value was founded by Jeff Eberwein who was formerly a Portfolio Manager at Soros Fund Management and Viking Global Investors.  Lone Star Value is based in Old Greenwich, CT.

Investor Contact:
John Glenn Grau
InvestorCom, Inc.
(203) 972-9300 ext. 11

Item 2: On February 24, 2014, after close of business, CPS provided the following additional information to Institutional Shareholder Services Inc. (ISS):

The Pantry, Inc.

Concerned Pantry Shareholders
February 2014

Enhancing Stockholder Value at The Pantry

JCP INVESTMENT MANAGEMENT

1

LONE STAR VALUE MANAGEMENT

QSR Store Base as a % of Total Stores

	Growth	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004	2003 [1]
		Fiscal Year Ended:										
SUSS												
QSR	267%	N/A	352	329	313	302	294	169	146	130	111	96
Company Operated Stores	83%	N/A	559	541	526	525	512	504	325	319	306	305
%	100%	N/A	63%	61%	60%	58%	57%	34%	45%	41%	36%	31%
Brand: Laredo Taco.												
CASY												
QSR	42%	1,706	1,654	1,599	1,490	1,384	1,398	1,381	1,310	1,263	1,264	1,205
Company Operated Stores	36%	1,749	1,699	1,637	1,531	1,478	1,454	1,448	1,394	1,339	1,322	1,290
%	4%	98%	97%	98%	97%	94%	96%	95%	94%	94%	96%	93%
Brand: Casey's Made from Scratch Pizza started 1984.												
PTRY												
QSR	-2%	222	218	233	240	229	237	234	197	195	211	226
Total Stores	11%	1,548	1,578	1,649	1,638	1,673	1,653	1,644	1,493	1,400	1,361	1,392
%	-12%	14%	14%	14%	15%	14%	14%	14%	13%	14%	16%	16%
Brand: Subway and other brands.												

Note: Alimentation Couche-Tard does not break out Quick Service Restaurant Store Counts in filings.

(1) Pantry 2003 is as of December 1st, 2003 per filing.

JCP INVESTMENT MANAGEMENT

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LONE STAR VALUE MANAGEMENT

Inside Store Revenues

Inside Store Revenues ($000's)

Fiscal Year Ended	PTRY	SUSS	CASY	ATD/B
2004	1,172,846	306,990	846,100	2,325,900
2005	1,228,891	329,530	917,049	3,804,200
2006	1,385,659	365,343	995,999	4,238,700
2007	1,575,922	444,218	1,120,085	4,617,000
2008	1,636,711	729,857	1,244,257	5,200,700
2004-2008 % Change	39.6%	137.7%	47.1%	123.6%

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INVESTMENT MANAGEMENT
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MANAGEMENT

Fuel Gallons and Gross Profit

Fuel Gallons

Fiscal Year Ended	PTRY	SUSS	CASY	ATD/B
2004	1,372,400,000	343,869,000	972,194,815	1,347,237,492
2005	1,496,500,000	367,941,000	1,009,936,695	2,231,507,196
2006	1,757,800,000	395,338,000	1,093,574,969	2,514,894,130
2007	2,032,800,000	456,527,000	1,193,554,420	3,019,655,455
2008	2,103,400,000	677,308,000	1,218,820,162	3,457,104,746
2004-2008 % Change	53.3%	97.0%	25.4%	156.6%

Fuel Gross Profit

Fiscal Year Ended	PTRY	SUSS	CASY	ATD/B
2004	165,400,000	43,629,000	99,144,000	157,400,000
2005	213,900,000	49,922,000	108,897,000	307,200,000
2006	281,200,000	54,203,000	125,443,000	376,100,000
2007	224,700,000	67,588,000	124,094,000	431,000,000
2008	262,267,000	120,556,000	169,308,000	475,900,000
2004-2008 % Change	58.6%	176.3%	70.8%	202.4%

JCP INVESTMENT MANAGEMENT
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LONE STAR VALUE MANAGEMENT